Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-_____) of our report dated March 2, 2026, relating to the consolidated financial statements of Bone Biologics Corporation as of and for the years ending December 31, 2025 and 2024 (which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in Bone Biologics Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 17, 2026

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Fax: 310.601.2201

www.weinbergla.com